Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES MANAGEMENT SUCCESSION

NORCROSS, GA. (September 7, 2006) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today announced the retirement of Edward L. Gallup as Chief Executive Officer and the election of Dr. Gioacchino (Nino) De Chirico as his successor in that position, effective immediately.  Mr. Gallup will also retire as Chairman of the Board and a director after the Company’s upcoming annual meeting of shareholders, scheduled for November 15, 2006, after which Joseph Rosen will become the independent Chairman of the Board of Directors.

Mr. Gallup was a founder of the Company in 1982, and its only Chief Executive Officer almost continually since then.  Under his leadership the Company grew from approximately $6 million in revenue with 65 employees in one location in 1985, the year the Company went public, to approximately $183 million in revenue with 563 employees at nine locations worldwide for the just completed 2006 fiscal year.

Mr. Rosen, on behalf of the Board, said, “Ed has given more to this Company, and for much longer, than we had a right to expect.  His natural leadership and sound business judgment, his commitment to shareholders and employees, and his integrity and good humor have served as an example to a generation of younger people who have built Immucor into the leader in our industry.  While we respect his desire to step down, and congratulate him on a well-earned retirement, he will be sorely missed and long-remembered.”

Mr. Gallup will remain employed by the Company through January 31, 2007 to assist with the transition.

Dr. De Chirico joined the Company in 1994 as the President of Immucor Italia S.r.l., a subsidiary of the Company, then served as the Company’s Director of European Operations before he was promoted to President and Chief Operating Officer in 2003.  He had served as Chief Executive Officer for six months in 2004.  Before joining the Company he was employed by Ortho Diagnostic Systems, Inc. as General Manager, Immunocytometry, with worldwide responsibility. Ortho Diagnostics is a diagnostics subsidiary of Johnson & Johnson that, among other things, produces and distributes blood banking reagents.

For the last two fiscal years Dr. De Chirico has been responsible for the development and implementation of the Company’s plan to grow revenues and earnings through the introduction of industry-leading technology, improved pricing strategies, and manufacturing and product consolidation.  Since Dr. De Chirico became President and Chief Operating Officer, from fiscal year 2004 through fiscal year 2006 the Company’s revenues grew from $112.5 million to $183.5 million, and earnings grew from $12.5 million to $39.8 million.  Dr. De Chirico was also instrumental in the launch of the Company’s Galileo® automated blood test instrument in Europe, the US and Japan, and has supervised the development of the Company’s third generation assay instrument, the Galileo ECHO™.

Mr. Gallup said, “What Nino has achieved for the Company’s shareholders and employees has been truly remarkable.  There is no better person to succeed me and continue leading the Company’s expansion.”

Mr. Rosen said, “Replacing someone like Ed Gallup is never an easy task.  However, speaking for the Board, we are all very pleased that Nino has agreed to serve as CEO.  He has brought tremendous value to the enterprise, and we expect that to continue.”

Dr. De Chirico was Chief Executive Officer from May-November 2004, but relinquished that position pending the Board’s review of payments made during his tenure as President of Immucor’s Italian subsidiary.  There are currently pending legal proceedings in Italy against Immucor and Dr. De Chirico in connection with these events, together with a related SEC investigation.  While Immucor intends to seek to settle the Italian proceeding in the near term, Dr. De Chirico has indicated he intends to contest any charges against him, and such proceedings and related appeals could continue for an extended period of time.  Both the Company and Dr. De Chirico intend to seek to settle the SEC investigation in the near term.

Mr. Rosen, the incoming Chairman of the Board, has been a director of the Company since its inception except for a three-year hiatus in 1995-98.  He has 38 years of experience in the blood banking industry, and currently is Director — Business Development and Planning for BioLife Plasma Services.  Previously, Mr. Rosen had been employed in various capacities at Sera-Tec Biologicals since its inception in 1969 and served as its president from 1986 until 2001.   With the appointment of Mr. Rosen, the position of Chairman of the Board will be filled by an independent outside director for the first time in the Company’s history.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.  For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning.  The Company’s expectations, beliefs, intentions or strategies for the future, as expressed in those forward-looking statements, may not come to pass for reasons not yet known or understood by the Company.  Further risks are detailed in the Company’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.